The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated December 21, 2015.

December , 2015	Registration Statement No. 333-199966; Rule 424(b)(2)
JPMorgan Chase & Co.
Structured Investments
Auto Callable Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of The Coca-Cola Company, the Common Stock of General Electric Company and the Common Stock of The Walt Disney Company due July 3, 2017
●     The notes are designed for investors who seek a higher interest rate than either the current dividend yields on the Reference Stocks or the yield on a conventional debt security with the same maturity issued by us. The notes will pay at least 8.00% per annum interest over the term of the notes, assuming no automatic call, payable at a rate of at least 0.6667% per month.
●     The notes will be automatically called if the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Value.
●     The first date on which the notes can be automatically called is March 28, 2016.
●     Investors in the notes should be willing to accept the risks of owning equities in general and any Reference Stock, in particular, and the risk of losing some or all of their principal.
●     Investors should also be willing to forgo dividend payments, in exchange for Interest Payments.
●     The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
●     Payments on the notes are not linked to a basket composed of the Reference Stocks. Payments on the notes are linked to the performance of each of the Reference Stocks individually, as described below.
●     Minimum denominations of $1,000 and integral multiples thereof
●     The notes are expected to price on or about December 28, 2015 and are expected to settle on or about December 31, 2015.
●     CUSIP: 46625HPW4

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  If the notes priced today, the selling commissions would be approximately $31.25 per $1,000 principal amount note and in no event will these selling commissions exceed $40.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $957.00 per $1,000 principal amount note.  JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $935.00 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
Pricing supplement no.                         to product supplement no. 4a-I dated November 7, 2014
and the prospectus and prospectus supplement, each dated November 7, 2014

Key Terms

Issuer: JPMorgan Chase & Co.
Reference Stocks: As specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement
Interest Payments: If the notes have not been automatically called, you will receive on each Interest Payment Date for each $1,000 principal amount note an Interest Payment equal to at least $6.6667 (equivalent to an Interest Rate of at least 8.00% per annum, payable at a rate of at least 0.6667% (to be provided in the pricing supplement).
Interest Rate: At least 8.00% per annum, payable at a rate of at least 0.6667% (to be provided in the pricing supplement)
Trigger Value: 70.00% of the Initial Value
Pricing Date: On or about December 28, 2015
Original Issue Date (Settlement Date): On or about December 31, 2015
Review Dates*: March 28, 2016, June 28, 2016, September 28, 2016, December 28, 2016, March 28, 2017 and June 28, 2017 (final Review Date)
Interest Payment Dates*: February 2, 2016, March 3, 2016, March 31, 2016, May 3, 2016, June 3, 2016, July 1, 2016, August 2, 2016, September 1, 2016, October 3, 2016, November 2, 2016, December 1, 2016, January 3, 2017, February 2, 2017, March 3, 2017, March 31, 2017, May 3, 2017, June 2, 2017 and the Maturity Date
Call Settlement Dates*: If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date
Maturity Date*: July 3, 2017
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Automatic Call: If the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.  No further payments will be made on the notes.
Payment at Maturity: If the notes have not been automatically called and the Final Value of each Reference Stock is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Interest Payment applicable to the Maturity Date.
If the notes have not been automatically called and the Final Value of any Reference Stock is less than its Trigger Value, you will receive at maturity per $1,000 principal amount note, in addition to the Interest Payment applicable to the Maturity Date, the number of shares of the Least Performing Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value).  Fractional shares will be paid in cash.
The market value of the Physical Delivery Amount or the Cash Value will most likely be substantially less than the principal amount of your notes, and may be zero.
Physical Delivery Amount: With respect to each Reference Stock, the number of shares of that Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by its Initial Value, times its Stock Adjustment Factor
Cash Value: For each $1,000 principal amount note, $1,000 divided by its Initial Value, times the Final Value of the Least Performing Reference Stock
Least Performing Reference Stock: The Underlying with the Least Performing Stock Return
Least Performing Stock Return: The lowest of the Stock Returns of the Reference Stocks
Stock Return: With respect to each Reference Stock:
(Final Value – Initial Value)
Initial Value
Initial Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date
Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the final Review

PS-1|  Structured Investments
Auto Callable Reverse Exchangeable Notes Linked to the Least Performing
of the Common Stock of General Electric Company, the Common Stock of
The Coca-Cola Company and the Common Stock of The Walt Disney
Company

Date
Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date.  The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock.  See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement no. 4a-I for further information.

Key Terms Relating to the Reference Stocks

Reference Stock	Ticker Symbol	Initial Value*	Trigger Value*
Common stock of The Coca-Cola Company, par value $0.25 per share	KO
Common stock of General Electric Company, par value $0.06 per share	GE
Common stock of The Walt Disney Company, par value $0.01 per share	DIS
* To be provided in the pricing supplement

PS-2|  Structured Investments
Auto Callable Reverse Exchangeable Notes Linked to the Least Performing
of the Common Stock of General Electric Company, the Common Stock of
The Coca-Cola Company and the Common Stock of The Walt Disney
Company

How the Notes Work

Payments in Connection with Review Dates Preceding the Final Review Date
Payment at Maturity If the Notes Have Not Been Automatically Called
Total Interest Payments
The table below illustrates the hypothetical total Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Interest Rate of 8.00% per annum, depending on how many Interest Payments are made prior to automatic call or maturity.  If the notes have not been automatically called, the hypothetical total Interest Payments per $1,000 principal amount note over the term of the notes will be equal to the maximum amount shown in the table below.  The actual Interest Rate will be provided in the pricing supplement and will be at least 8.00% per annum.
Number of Interest Payments	Total Interest Payments
18	$120.00
15	$100.00
12	$80.00
9	$60.00
6	$40.00
3	$20.00

PS-3|  Structured Investments
Auto Callable Reverse Exchangeable Notes Linked to the Least Performing
of the Common Stock of General Electric Company, the Common Stock of
The Coca-Cola Company and the Common Stock of The Walt Disney
Company

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Reference Stocks, assuming a range of performances for the hypothetical Least Performing Reference Stock on the Review Dates.  Each hypothetical payment set forth below assumes that the closing price of one share of each Reference Stock that is not the Least Performing Reference Stock on each Review Date is greater than or equal to its Initial Value (and therefore its Trigger Value).
In addition, the hypothetical payments set forth below assume the following:
●	An Initial Value for the Least Performing Reference Stock of $100;
●	A Trigger Value for the Least Performing Reference Stock of $70.00 (equal to 70.00% of its hypothetical Initial Value); and
●	An Interest Rate of 8.00% per annum (payable at a rate of 0.6667% per month).
The hypothetical Initial Value of the Least Performing Reference Stock of $100.00 has been chosen for illustrative purposes only and may not represent a likely Initial Value of any Reference Stock.  The actual Initial Value of each Reference Stock will be the closing price of one share of that Reference Stock on the Pricing Date and will be provided in the pricing supplement.  For historical data regarding the actual closing prices of one share of each Reference Stock, please see the historical information set forth under “The Reference Stocks” in this pricing supplement.
Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes.  The numbers appearing in the following examples have been rounded for ease of analysis.
Example 1 – Notes are automatically called on the first Review Date
Date	Closing Price of Least Performing Reference Stock
First Review Date	$105.00	Notes are automatically called
	Total Payment	$1,020.00 (2.00% return)
Because the closing price of one share of each Reference Stock on the first Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,006.6667 (or $1,000 plus the Interest Payment applicable to the corresponding Interest Payment Date), payable on the applicable Call Settlement Date.  When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,020.00.  No further payments will be made on the notes.
Example 2 — Notes have NOT been automatically called and the Final Value of the Least Performing Reference Stock is greater than or equal to its Trigger Value
Date	Closing Price of Least Performing Reference Stock
First Review Date	$95.00	Notes NOT automatically called
Second Review Date	$70.00	Notes NOT automatically called
Third Review Date	$85.00	Notes NOT automatically called
Fourth Review Date	$80.00	Notes NOT automatically called
Fifth Review Date	$75.00	Notes NOT automatically called
Final Review Date	$105.00	Final Value of Least Performing Reference Stock is greater than or equal to Trigger Value
	Total Payment	$1,120.00 (12.00% return)
Because the notes have not been automatically called and the Final Value of the Least Performing Reference Stock is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,006.6667 (or $1,000 plus the

PS-4|  Structured Investments
Auto Callable Reverse Exchangeable Notes Linked to the Least Performing
of the Common Stock of General Electric Company, the Common Stock of
The Coca-Cola Company and the Common Stock of The Walt Disney
Company

Interest Payment applicable to the Maturity Date).  When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,120.00.
Example 3 — Notes have NOT been automatically called and the Final Value of the Least Performing Reference Stock is less than its Trigger Value
Date	Closing Price of Least Performing Reference Stock
First Review Date	$70.00	Notes NOT automatically called
Second Review Date	$60.00	Notes NOT automatically called
Third Review Date	$65.00	Notes NOT automatically called
Fourth Review Date	$60.00	Notes NOT automatically called
Fifth Review Date	$55.00	Notes NOT automatically called
Final Review Date	$60.00	Final Value of Least Performing Reference Stock is less than Trigger Value
	Total Payment	$720.00 (-28.00% return)
†Reflects the value of the Physical Delivery Amount of the Least Performing Reference Stock on the Maturity Date, assuming it is equal to the Cash Value, plus an Interest Payment
Because the notes have not been automatically called and the Final Value of the Least Performing Reference Stock is less than its Trigger Value, you will receive at maturity, in addition to the Interest Payment applicable to the Maturity Date, the number of shares of the Least Performing Reference Stock equal to its Physical Delivery Amount (or, at our election, the Cash Value).  Fractional shares will be paid in cash.  Assuming that the value of the Physical Delivery Amount of the Least Performing Reference Stock on the Maturity Date is equal to the Cash Value, the value of the payment at maturity will be $606.6667 per $1,000 principal amount note, calculated as follows.
[($1,000 / $100.00) × $60.00] + $6.6667 = $606.6667
When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $720.00. The actual value of the Physical Delivery Amount of the Least Performing Reference Stock will be less than the Cash Value if the price of the Least Performing Reference Stock on the Maturity Date is less than its Final Value.
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called.  These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Selected Risk Considerations

An investment in the notes involves significant risks.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.
●	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal.  If the notes have not been automatically called and the Final Value of any Reference Stock is less than its Trigger Value, you will receive at maturity a predetermined number of shares of the Least Performing Reference Stock (or, at our election, the Cash Value), the market value of which will most likely be substantially less than the principal amount of your notes, and may be zero.
●	CREDIT RISK OF JPMORGAN CHASE & CO. —
Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
●	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF THE INTEREST PAYMENTS PAID OVER THE TERM OF THE NOTES

PS-5|  Structured Investments
Auto Callable Reverse Exchangeable Notes Linked to the Least Performing
of the Common Stock of General Electric Company, the Common Stock of
The Coca-Cola Company and the Common Stock of The Walt Disney
Company

regardless of any appreciation in the price of any Reference Stock, which may be significant.  You will not participate in any appreciation in the price of any Reference Stock.
●	POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes.  In performing these duties, our economic interests are potentially adverse to your interests as an investor in the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
●	IF YOU RECEIVE THE PHYSICAL DELIVERY AMOUNT AT MATURITY, THE VALUE OF THE SHARES OF ANY REFERENCE STOCK YOU RECEIVE MAY BE LESS ON THE MATURITY DATE THAN ON THE FINAL REVIEW DATE —
We will make no adjustments to the Physical Delivery Amount to account for any fluctuations in the value of the shares of the any Reference Stock to be delivered at maturity.   You will bear the risk of any decrease in the value of those shares between the Final Review Date and the Maturity Date.
●	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH REFERENCE STOCK —Payments on the notes are not linked to a basket composed of the Reference Stocks and are contingent upon the performance of each individual Reference Stock. Poor performance by any of the Reference Stocks over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any other Reference Stock.
●	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK.
●	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —
If the Final Value of any Reference Stock is less than its Trigger Value and the notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Least Performing Reference Stock.
●	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —
If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive any Interest Payments after the applicable Call Settlement Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk.
●	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.
●	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —
We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer.  We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
●	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY —
The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock.  The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
●	THE RISK OF THE CLOSING PRICE OF A REFERENCE STOCK FALLING BELOW ITS TRIGGER VALUE IS GREATER IF THE PRICE OF THAT REFERENCE STOCK IS VOLATILE.
●	LACK OF LIQUIDITY—
The notes will not be listed on any securities exchange.  Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.  You may not be able to sell your notes.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.
●	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —
You should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Interest Rate.
●	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —
JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

PS-6|  Structured Investments
Auto Callable Reverse Exchangeable Notes Linked to the Least Performing
of the Common Stock of General Electric Company, the Common Stock of
The Coca-Cola Company and the Common Stock of The Walt Disney
Company

●	JPMS'S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS' ESTIMATES —
See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
●	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT —
The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
●	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
●	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.
●	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of the Reference Stocks.  Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.  See “Risk Factors — Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.
The Reference Stocks

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification.  Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement no. 4a-I.  Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.
Reference Stock	Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on December 18, 2015
Common stock of The Coca-Cola Company, par value $0.25 per share	KO	NYSE	001-02217	$42.50
Common stock of General Electric Company, par value $0.06 per share	GE	NYSE	001-00035	$30.28
Common stock of The Walt Disney Company, par value $0.01 per share	DIS	New York Stock Exchange (“NYSE”)	001-11605	$107.72

All of the Reference Stocks are issued by companies whose primary line of business is directly associated with the healthcare industry.  According to publicly available filings of the relevant Reference Stock issuer with the SEC:

PS-7|  Structured Investments
Auto Callable Reverse Exchangeable Notes Linked to the Least Performing
of the Common Stock of General Electric Company, the Common Stock of
The Coca-Cola Company and the Common Stock of The Walt Disney
Company

●	The Coca-Cola Company manufactures, markets, and distributes soft drink concentrates and syrups. The Company also distributes and markets juice and juice-drink products. Coca-Cola distributes its products to retailers and wholesalers in the United States and internationally.
●	Disney, together with its subsidiaries, is a diversified worldwide entertainment company with operations in four business segments: Media Networks, Parks and Resorts, Studio Entertainment, and Consumer Products.
●	General Electric Company is one of the largest and most diversified technology and financial services corporations in the world, with products and services ranging from aircraft engines, power generation, water processing, and household appliances to medical imaging, business and consumer financing and industrial products.
Historical Information
The following graphs set forth the historical performances of the Reference Stocks based on the weekly historical closing prices of one share of each Reference Stock from January 8, 2010 through December 18, 2015.  We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
The historical closing prices of one share of any Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Reference Stock on the Pricing Date or any Review Date.  We cannot give you assurance that the performance of the Reference Stocks will result in the return of any of your principal amount.

PS-8|  Structured Investments
Auto Callable Reverse Exchangeable Notes Linked to the Least Performing
of the Common Stock of General Electric Company, the Common Stock of
The Coca-Cola Company and the Common Stock of The Walt Disney
Company

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  Based on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, requires you to purchase the Least Performing Reference Stock (or, at our option, receive the Cash Value thereof) from us at maturity for an amount equal to the Deposit under circumstances where the payment due at maturity is the Physical Delivery Amount (or the Cash Value thereof) and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Units Each Comprising a Put Option and a Deposit” in the accompanying product supplement no. 4a-I, and in particular in the subsection thereof entitled “—Notes with a Term of More than One Year.”  By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the

PS-9|  Structured Investments
Auto Callable Reverse Exchangeable Notes Linked to the Least Performing
of the Common Stock of General Electric Company, the Common Stock of
The Coca-Cola Company and the Common Stock of The Walt Disney
Company

allocation described in the following paragraph.  However, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on a number of issues, the most relevant of which for investors in the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
We will determine the portion of each interest payment on the notes that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on December 18, 2015, we would have allocated 20.50% of each interest payment to interest on the Deposit and the remainder to Put Premium.  The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date.  Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call.
FATCA.  Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income).  Notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) of a taxable disposition, including an early redemption or redemption at maturity, of the notes.  You should consult your tax adviser regarding the potential application of FATCA to the notes.
You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice.  Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.
JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”
The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
JPMS’s estimated value does not represent future values of the notes and may differ from others’ estimates.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming

PS-10|  Structured Investments
Auto Callable Reverse Exchangeable Notes Linked to the Least Performing
of the Common Stock of General Electric Company, the Common Stock of
The Coca-Cola Company and the Common Stock of The Walt Disney
Company

risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”
Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no.4a-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
●	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

PS-11| Structured Investments
Auto Callable Reverse Exchangeable Notes Linked to the Least Performing
of the Common Stock of General Electric Company, the Common Stock of
The Coca-Cola Company and the Common Stock of The Walt Disney
Company